Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	612-455-1754
763-354-1800

Arctic Cat Reports Fiscal 2009 Third-Quarter Results

Fiscal 2009 Third-Quarter Highlights:

•                  Third-quarter loss per share improves to $0.15 on increased snowmobile sales;

•                  Company announces profitability initiatives to strengthen financial results;

•                  Provides fourth-quarter outlook

MINNEAPOLIS, Jan. 29, 2009 – Arctic Cat Inc. (NASDAQ: ACAT) today reported net sales of $174.7 million for the fiscal 2009 third quarter ended December 31, 2008, compared to $159.6 million in the same quarter last year. The net loss for the quarter improved to $2.7 million, or $0.15 per diluted share, versus the prior-year third quarter net loss of $10.5 million, or $0.58 per diluted share.

For the first nine months of fiscal 2009, Arctic Cat’s net sales totaled $472.9 million compared to $452.7 million in the same period last year. The company reported net earnings of $7.2 million, or $0.40 per diluted share, versus a net loss of $3.7 million, or $0.20 per diluted share, in the nine-month period last year.

“Increased snowmobile sales to dealers, which generated higher gross margins, and lower operating expenses contributed to a narrower loss for the quarter. As a result, the company is profitable through the first nine months of our fiscal year,” said Christopher A. Twomey, Arctic Cat’s chairman and chief executive officer.

Commenting further, Twomey said: “Unfortunately, overall demand for recreational products remains weak, due to the year-long deterioration in global economic conditions, higher unemployment, historically low consumer confidence and the continued credit crisis. As a result, industrywide ATV retail sales declined further in the December quarter and we do not see a quick recovery. Retail sales of Arctic Cat’s ATVs fared somewhat better than the industry as a whole for the quarter and year to date. However, because of the weak retail environment, we are now planning significantly lower ATV sales to our dealers in the fourth quarter versus the prior-year period, in order to better align dealer inventories with consumer demand. This action will negatively impact our revenue and profitability this fiscal year, but it is necessary given prevailing market conditions. Given this situation, we are implementing several profitability initiatives aimed at improving our margins, reducing operating expenses and achieving profitability in our next fiscal year 2010.”

Product Line Results

Sales of Arctic Cat’s snowmobiles rose 51 percent to $90.9 million in the 2009 third quarter versus $60.0 million in the fiscal third quarter last year. Innovative new products, lower North American dealer inventories and increased international sales led to significantly higher snowmobile sales in the quarter. Arctic Cat’s year-to-date snowmobile sales totaled $210.7 million, up 25 percent from $168.9 million in the prior-year period.

“We are pleased with the response to our 2009 model introductions. Our newest snowmobiles demonstrate our ongoing strategy to grow market share by offering industry-leading technologies with products such as our Z1 Turbo Sno Pro, which is the world’s fastest production snowmobile and exceeds 2012 EPA emissions standards,” said Twomey.

Sales of Arctic Cat’s ATVs were down 18 percent to $57.8 million versus $70.1 million in the prior-year third quarter. Arctic Cat’s 2009 third quarter results benefitted from sales of the Prowler utility vehicle and large-displacement engine models, such as the launch of the new two-rider TRV 1000 and Prowler 1000 XTZ, as well as the Thundercat 1000 ATV. However, this was not enough to offset the continued weak environment for ATVs in general. Year-to-date, Arctic Cat’s ATV sales totaled $183.2 million, down 12 percent compared to $207.4 million in the first nine months of last fiscal year.

Parts, garments and accessories (PG&A) sales in the fiscal 2009 third quarter were $26.1 million, down 11 percent compared to $29.5 million in the prior-year third quarter, primarily due to the timing of shipments of snow-related preseason products, which the company reported in its fiscal second quarter. Year-to-date PG&A sales totaled $79.1 million, up 4 percent versus $76.4 million in the year-ago period.

Company Announces Profitability Initiatives

Based on lower sales volumes, Arctic Cat is implementing several initiatives aimed at returning the company to profitability in its next fiscal year, ending March 31, 2010. Specifically, the company is focused on: rescaling its business to meet anticipated demand; improving gross margins, reducing operating expenses; and conserving cash.

As a result, Arctic Cat is streamlining its production operations from three production lines to two. The company also recently eliminated approximately 100 positions, or 7 percent of

(more)

its 1,400 employees. Arctic Cat does not expect to take a material charge for the operational streamlining and workforce reduction.

Arctic Cat also will implement various other initiatives aimed at improving gross margins by 300 to 400 basis points and lowering operating expenses by 10 percent to 15 percent. The company continues to focus on achieving greater efficiency through lean manufacturing and global low-cost sourcing.

Additionally, to preserve cash for operations, Arctic Cat’s board of directors has voted to suspend regular quarterly cash dividends effective immediately on its common stock. Suspending the dividend will conserve more than $5 million in cash annually.

“The board’s decision to suspend the dividend is prudent, given the current slowdown in our industry, the company’s anticipated near-term earnings and the general macroeconomic conditions,” said Twomey. “While we cannot predict when the economy will improve, we expect that as conditions normalize, our future earnings levels would permit resumption of dividend payments.”

Outlook

For the fiscal 2009 fourth quarter ending March 31, 2009, Arctic Cat expects net sales in the range of $90 million to $100 million. The net loss for the 2009 fourth quarter is estimated to be between $0.85 and $0.95 per diluted share. Arctic Cat plans to ship half as many ATVs in the 2009 fourth quarter as in the prior-year period, to better align dealer inventories with consumer demand. The company reported net sales of $168.9 million and net earnings of $0.02 per diluted share in the fourth quarter last year.

For the full year ending March 31, 2009, Arctic Cat anticipates net sales in the range of $562 million to $572 million and a net loss of between $0.46 and $0.56 per diluted share. The company reported fiscal 2008 net sales of $621.6 million and a net loss of $0.18 per diluted share.

Conference Call

A conference call is scheduled for 11 a.m. CT (12 noon ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. To listen to a telephone replay of the conference call, dial 800-405-2236 and enter conference call ID 11125681. The replay will be available through February 5, 2009.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net Sales	$174,699	$159,595	$472,890	$452,667
Cost of Goods Sold	153,072	141,439	388,854	367,514
Gross Profit	21,627	18,156	84,036	85,153
Selling, General and Administrative Expenses	25,478	32,700	75,521	89,585
Operating Profit (Loss)	(3,851)	(14,544)	8,515	(4,432)
Other Income (Expense)
Interest Income	17	93	116	592
Interest Expense	(323)	(448)	(941)	(900)
	(306)	(355)	(825)	(308)

Earnings (Loss) Before Income Taxes	(4,157)	(14,899)	7,690	(4,740)
Income Tax Expense (Benefit)	(1,433)	(4,427)	462	(1,057)
Net Earnings (Loss)	$(2,724)	$(10,472)	$7,228	$(3,683)
Net Earnings (Loss) Per Share
Basic	$(0.15)	$(0.58)	$0.40	$(0.20)
Diluted	$(0.15)	$(0.58)	$0.40	$(0.20)

Weighted Average Shares Outstanding:
Basic	18,092	17,991	18,063	18,204
Diluted	18,092	17,991	18,068	18,204

	December 31,
Selected Balance Sheet Data:	2008	2007
Cash and Short-term Investments	$5,431	$1,054
Accounts Receivable, net	59,679	43,904
Inventories	150,397	162,332
Total Assets	298,048	308,073
Current Liabilities	104,343	118,934
Long-term Debt	0	0
Shareholders’ Equity	182,352	178,018

	Three Months Ended			Nine Months Ended
	December 31,			December 31,
Product Line Data:	2008	2007	Change	2008	2007	Change
Snowmobiles	$90,865	$60,016	51%	$210,660	$168,938	25%
All-terrain Vehicles	57,751	70,109	-18%	183,172	207,372	-12%
Parts, Garments, Accessories	26,083	29,470	-11%	79,058	76,357	4%
Total Sales	$174,699	$159,595	9%	$472,890	$452,667	4%

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